Exhibit 99.3
Part II. Amended Item 8. Financial Statements and Supplementary Data
Information in response to this item is incorporated herein by reference to the Financial Statements and Financial Statement Index commencing on Page F-1 hereof.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of PHH Corporation:
We have audited the accompanying consolidated balance sheets of PHH Corporation and subsidiaries (the “Company”), formerly a wholly-owned subsidiary of Cendant Corporation, as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the consolidated financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2004 and 2003, and the consolidated results of its operations and its consolidated cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.
As discussed in Note 2 to the consolidated financial statements, on January 1, 2003, the Company adopted the fair value method of accounting for stock-based compensation, and during 2003, the Company adopted the consolidation provisions for variable interest entities.
As discussed in Note 1 to the consolidated financial statements, in connection with the Company’s spin-off from Cendant Corporation in the first quarter of 2005, the consolidated financial statements have been revised to give effect to the classification of certain subsidiaries as discontinued operations, the contribution of a business from Cendant Corporation, and modifications in the presentation of the consolidated financial statements for all periods presented to conform with the presentation adopted in the first quarter of 2005.
/s/ Deloitte & Touche LLP
Parsippany, New Jersey
March 11, 2005 (September 1, 2005 as to the matters described in Notes 1, 19 and 21)

PHH Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share data)

	Year Ended December 31,

	2004	2003	2002

Revenues
Mortgage fees	$227	$331	$218
Fleet management fees	137	129	120

Net fee income	364	460	338

Gain on sale of mortgage loans, net	349	994	626

Fleet lease income	1,459	1,211	1,222
Depreciation on operating leases	(1,302)	(1,089)	(1,069)
Mortgage interest income	257	311	219
Interest expense	(241)	(224)	(209)

Net finance income	173	209	163

Loan servicing income	488	425	401
Amortization and valuation adjustments related to mortgage servicing rights, net	(410)	(730)	(807)

Net loan servicing income	78	(305)	(406)

Other income	27	17	15

Net revenues	991	1,375	736

Expenses
Salaries and related expenses	403	475	312
Occupancy and other office expenses	82	88	79
Depreciation and amortization	45	37	32
Other operating expenses	316	422	293

Total expenses	846	1,022	716

Income from continuing operations before income taxes	145	353	20
Provision for income taxes	69	141	10

Income from continuing operations	76	212	10
Income from discontinued operations, net of income taxes of $76, $60 and $55	118	98	88

Net income	$194	$310	$98

Basic earnings per share:
Income from continuing operations	$1.45	$4.01	$0.19
Income from discontinued operations	2.24	1.87	1.68

Net income	$3.69	$5.88	$1.87

Diluted earnings per share:
Income from continuing operations	$1.44	$3.97	$0.19
Income from discontinued operations	2.22	1.85	1.66

Net income	$3.66	$5.82	$1.85

See Notes to Consolidated Financial Statements.

PHH Corporation and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(In millions, except share data)

	December 31,

	2004	2003

ASSETS
Cash and cash equivalents	$257	$126
Restricted cash	854	655
Mortgage loans held for sale, net	1,981	2,508
Accounts receivable, net of allowance for doubtful accounts of $8 and $20	361	372
Net investment in fleet leases	3,765	3,404
Mortgage servicing rights, net	1,608	1,641
Investment securities	47	102
Property, plant and equipment, net	98	105
Goodwill	512	484
Other assets	532	1,091
Assets of discontinued operations	1,650	1,451

Total assets	11,665	11,939

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$428	$452
Debt	6,494	6,842
Deferred income taxes	720	906
Other liabilities	414	432
Liabilities of discontinued operations	1,389	1,136

Total liabilities	9,445	9,768

Commitments and contingencies (Note 14)

STOCKHOLDERS’ EQUITY
Common stock, $0.01 par value, 100,000,000 shares authorized, 52,684,398 issued and outstanding at December 31, 2004 and December 31, 2003	1	1
Additional paid-in capital	934	934
Retained earnings	1,291	1,253
Accumulated other comprehensive loss	(6)	(17)

Total stockholders’ equity	2,220	2,171

Total liabilities and stockholders’ equity	$11,665	$11,939

See Notes to Consolidated Financial Statements.

PHH Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(In millions, except share data)

					Accumulated
	Common Stock		Additional		Other	Total
			Paid-In	Retained	Comprehensive	Stockholders’
	Shares	Amount	Capital	Earnings	Loss	Equity

Balance at January 1, 2002	1,000	$-	$800	$983	$(6)	$1,777
Comprehensive income:
Net income	-	-	-	98	-
Currency translation adjustment	-	-	-	-	4
Unrealized losses on available-for-sale securities, net of income taxes of ($7)	-	-	-	-	(10)
Unrealized gain on cash flow hedges, net of income taxes of $4	-	-	-	-	7
Minimum pension liability adjustment, net of income taxes of ($9)	-	-	-	-	(15)
Total comprehensive income						84
Capital contribution from Cendant	-	-	125	-	-	125
Other	-	-	-	2	-	2

Balance at December 31, 2002	1,000	-	925	1,083	(20)	1,988
Comprehensive income:
Net income	-	-	-	310	-
Currency translation adjustment	-	-	-	-	13
Unrealized gains on available-for-sale securities, net of income taxes of ($4)	-	-	-	-	(8)
Unrealized loss on cash flow hedges, net of income taxes of ($1)	-	-	-	-	(2)
Total comprehensive income						313
Cash dividend to Cendant	-	-	-	(140)	-	(140)
Capital contribution from Cendant	-	-	11	-	-	11
Other	-	-	(1)	-	-	(1)

Balance at December 31, 2003	1,000	-	935	1,253	(17)	2,171
Comprehensive income:
Net income	-	-	-	194	-
Currency translation adjustment	-	-	-	-	9
Unrealized gains on available-for-sale securities, net of income taxes of $4	-	-	-	-	6
Reclassification for realized holding gains on available-for-sale securities, net of income taxes of ($2)	-	-	-	-	(3)
Minimum pension liability adjustment	-	-	-	-	(1)
Total comprehensive income						205
Cash dividend to Cendant	-	-	-	(140)	-	(140)
Transfer of subsidiary to Cendant	-	-	-	(16)	-	(16)

Balance at December 31, 2004	1,000	$-	$935	$1,291	$(6)	$2,220

See Notes to Consolidated Financial Statements.

PHH Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Year Ended December 31,

	2004	2003	2002

Cash flows from operating activities:
Net income	$194	$310	$98
Adjustment for discontinued operations	118	98	88

Income from continuing operations	76	212	10
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Amortization and impairment of mortgage servicing rights	527	893	922
Net derivative gain related to mortgage servicing rights	(117)	(163)	(115)
Vehicle depreciation	1,158	1,089	1,069
Other depreciation and amortization	44	37	32
Origination of mortgage loans held for sale	(36,518)	(62,880)	(44,003)
Proceeds on sale of and payments from mortgage loans held for sale	37,045	64,371	43,459
Other adjustments and changes in other assets and liabilities, net	37	113	(52)

Net cash provided by operating activities	2,252	3,672	1,322

Cash flows from investing activities:
Investment in vehicles	(2,195)	(1,950)	(1,995)
Payments received on investment vehicles	938	1,016	902
Additions to mortgage servicing rights, net	(498)	(1,008)	(928)
Cash received on derivatives related to mortgage servicing rights, net	142	295	370
Purchases of property, plant and equipment	(25)	(38)	(30)
Net assets acquired, net of cash acquired of $10, $2 and $8, and acquisition-related payments	(27)	(2)	(36)
Decrease in restricted cash	(199)	(220)	(32)
Other, net	95	86	7

Net cash used in investing activities	(1,769)	(1,821)	(1,742)

Cash flows from financing activities:
Net decrease in short-term borrowings	(37)	(702)	(114)
Proceeds from borrowings	2,707	20,683	11,239
Principal payments on borrowings	(3,057)	(21,442)	(11,040)
Capital contribution from Cendant	-	-	125
Payment of dividends to Cendant	(140)	(140)	-
Net funding from (to) Cendant	2	(68)	(101)
Other, net	(7)	(20)	(14)

Net cash (used in) provided by financing activities	(532)	(1,689)	95

Effect of changes in exchange rates on cash and cash equivalents	3	(4)	-
Cash provided by (used in) discontinued operations	177	(71)	314

Net increase (decrease) in cash and cash equivalents	131	87	(11)
Cash and cash equivalents at beginning of year	126	39	50

Cash and cash equivalents at end of year	$257	$126	$39

Supplemental Disclosure of Cash Flow Information
Interest payments	$302	$241	$185
Income tax payments, net	$13	$11	$(2)
See Notes to Consolidated Financial Statements.

PHH Corporation and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unless otherwise noted, all amounts are in millions)

1.	Basis of Presentation

As of December 31, 2004, PHH Corporation (“PHH”) was a wholly-owned subsidiary of Cendant Corporation (“Cendant”) that provided home buyers with mortgages, facilitated employee relocations and provided vehicle fleet management and fuel card services to commercial clients. On January 31, 2005, PHH began operating as a separately traded public company pursuant to a spin-off from Cendant. Prior to the spin-off and subsequent to December 31, 2004, PHH underwent an internal reorganization whereby it distributed its former relocation and fuel card businesses to Cendant and Cendant contributed its former appraisal business, Speedy Title and Appraisal Services LLC (“STARS”), to PHH. STARS was a wholly-owned subsidiary of PHH until it was distributed, in the form of a dividend, to a wholly-owned subsidiary of Cendant not within the PHH ownership structure on December 31, 2002. Cendant then owned STARS through its subsidiaries outside of PHH from December 31, 2002 until it contributed STARS to PHH as part of the internal reorganization discussed above.

The accompanying Consolidated Financial Statements include the accounts and transactions of PHH and its subsidiaries as of December 31, 2004 as well as entities in which PHH directly or indirectly had a controlling financial interest (collectively, the “Company”) at December 31, 2004 and have been revised to give retroactive effect to certain events that have occurred subsequent to December 31, 2004. In accordance with generally accepted accounting principles, these events could not be reflected in the Company’s consolidated financial statements until subsequent consolidated financial statements were issued following the date of such events. These events are 1) Cendant’s contribution of STARS to PHH through the internal reorganization discussed above, 2) the distribution of PHH’s former relocation and fuel card businesses to Cendant through the internal reorganization discussed above, 3) the Company’s stock split pursuant to the spin-off as discussed below, and 4) the modifications to the Company’s consolidated financial statement presentation in conjunction with the changes in the composition of the businesses included in continuing operations subsequent to PHH’s spin-off from Cendant, which events were reflected in the Company’s consolidated financial statements included with our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005.

Cendant’s contribution of STARS to PHH, an entity under common control at the time, has been treated on an “as if” pooling basis and therefore the financial position and results of operations for STARS are included in the accompanying Consolidated Financial Statements in continuing operations for all periods presented, including the periods during which STARS was owned by Cendant’s subsidiaries outside of PHH (see Note 21— Contribution of Appraisal Business for more information). Pursuant to Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the financial position and results of operations of the Company’s former relocation and fuel card businesses have been segregated and reported as discontinued operations for all periods presented (see Note 3— Discontinued Operations for more information). The Company has made certain other modifications to its financial statement presentation in conjunction with the changes in the composition of the businesses included in continuing operations subsequent to PHH’s spin-off from Cendant.

In connection with and in order to consummate the spin-off from Cendant, on January 27, 2005, the Company’s Board of Directors authorized and approved a 52,684-for-one common stock split, to be effected by a stock dividend at such ratio. The record date with regard to such stock split was January 28, 2005. The effect of this stock split on Common stock and Additional paid-in capital is reflected in the Consolidated Balance Sheets. All references to the number of common shares and earnings per share amounts in the accompanying Consolidated Balance Sheets, Consolidated Statements of Income, and Notes to the Consolidated Financial Statements reflect this stock split.

In presenting the Consolidated Financial Statements, management makes estimates and assumptions that affect the amounts reported and related disclosures. Estimates, by their nature, are based on judgment and available information. Accordingly, actual results could differ from those estimates.

For more information regarding the Company’s consolidation policy, refer to Note 2— Summary of Significant Accounting Policies.

2.	Summary of Significant Accounting Policies

Changes In Accounting Policies During 2004

Repatriation of Foreign Earnings. In December 2004, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position No. FAS 109-2, “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004” (“FSP No. 109-2”). The American Jobs Creation Act of 2004 (the “Act”), which became effective October 22, 2004, provides a one-time dividends received deduction on the repatriation of certain foreign earnings to a U.S. taxpayer, provided certain criteria are met. The Company may apply the provision of the Act to qualifying earnings repatriations through December 31, 2005. FSP No. 109-2 provides accounting and disclosure guidance for the repatriation provision. As permitted by FSP No. 109-2, the Company will not complete its evaluation of the repatriation provisions until a reasonable duration following the publication of clarifying language on key elements of the Act by Congress or the Treasury Department. Accordingly, the Company has not recorded any income tax expense or benefit for amounts that may be repatriated under the Act. The range of unremitted earnings the Company is considering for possible repatriation under the Act is $0 to $55 million, which would result in additional estimated income tax expense of $0 to $12 million. The Company does not record deferred tax liabilities on unremitted earnings of its foreign subsidiaries, as such subsidiaries invest such undistributed earnings indefinitely.

Loan Commitments. On March 9, 2004, the United States Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 105— Application of Accounting Principles to Loan Commitments (“SAB 105”). SAB 105 summarizes the views of the SEC staff regarding the application of generally accepted accounting principles to loan commitments accounted for as derivative instruments. The SEC staff believes that in recognizing a loan commitment, entities should not consider expected future cash flows related to the associated servicing of the loan until the servicing asset has been contractually separated from the underlying loan by sale or securitization of the loan with the servicing retained. The provisions of SAB 105 are applicable to all loan commitments accounted for as derivatives and entered into subsequent to March 31, 2004. The adoption of SAB 105 did not have a material impact on the Company’s consolidated results of operations, financial position or cash flows, as the Company’s preexisting accounting treatment for such loan commitments was consistent with the provisions of SAB 105.

Changes In Accounting Policies During 2003

Consolidation Policy. On January 17, 2003, the FASB issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”). Such Interpretation addresses the consolidation of variable interest entities (“VIEs”), including special purpose entities (“SPEs”) that are not controlled through voting interests or in which the equity investors do not bear the residual economic risks and rewards. The provisions of FIN 46 were effective immediately for transactions entered into by the Company subsequent to January 31, 2003 and became effective for all other transactions as of July 1, 2003. However, in October 2003, the FASB permitted companies to defer the July 1, 2003 effective date to December 31, 2003, in whole or in part. On December 24, 2003, the FASB issued a complete replacement of FIN 46 (“FIN 46R”), which clarified certain complexities of FIN 46. The Company adopted FIN 46R in its entirety as of December 31, 2003 even though adoption for non-SPEs was not required until March 31, 2004.

In connection with the implementation of FIN 46, the Company consolidated Bishop’s Gate Residential Mortgage Trust (“Bishop’s Gate”) effective July 1, 2003 through the application of the prospective transition method. The consolidation of Bishop’s Gate did not result in the recognition of a cumulative effect of accounting change. See Note 12— Debt and Borrowing Arrangements for more complete information regarding Bishop’s Gate.

New Policy. In connection with FIN 46R, when evaluating an entity for consolidation, the Company first determines whether an entity is within the scope of FIN 46R and if it is deemed to be a VIE. If the entity is considered to be a VIE, the Company determines whether it would be considered the entity’s primary beneficiary. The Company consolidates those VIEs for which it has determined that it is the primary beneficiary. Generally, the Company will consolidate an entity not deemed either a VIE or qualifying special purpose entity (“QSPE”) upon a determination that its ownership, direct or indirect, exceeds fifty percent of the outstanding voting shares of an entity and/or that it has the ability to control the financial or operating policies through its voting rights, board representation or other similar rights. For entities where the Company does not have a controlling interest (financial or operating), the investments in such entities are classified as available-for-sale debt securities or accounted for using the equity or cost method, as appropriate. The Company applies the equity method of accounting when it has the ability to exercise significant influence over operating and financial policies of an investee in accordance with Accounting Principles Board (“APB”) Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock.”

Previous Policy. Prior to the adoption of FIN 46 and FIN 46R, the Company did not consolidate SPE and SPE-type entities unless the Company retained both control of the assets transferred and the risks and rewards of those assets. Additionally, non-SPE-type entities were only consolidated if the Company’s ownership exceeded fifty percent of the outstanding voting shares of an entity and/or if the Company had the ability to control the financial or operating policies of an entity through its voting rights, board representation or other similar rights.

Derivative Instruments and Hedging Activities. On July 1, 2003, the Company adopted SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” Such standard amends and clarifies the accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” The impact of adopting this standard was not material to the Company’s results of operations or financial position.

Stock-Based Compensation. As of December 31, 2004, all employee stock awards were granted by Cendant. Prior to January 1, 2003, Cendant measured its stock-based compensation using the intrinsic value approach under APB Opinion No. 25, as permitted by SFAS No. 123, “Accounting for Stock-Based Compensation.” Accordingly, Cendant did not recognize compensation expense upon the issuance of its stock options to employees because the option terms were fixed and the exercise price equaled the market price of the underlying common stock on the date of grant. Therefore, the Company was not allocated compensation expense upon Cendant’s issuance of common stock options to the Company’s employees. The Company complied with the provisions of SFAS No. 123 by providing pro forma disclosures of net income giving consideration to the fair value method provisions of SFAS No. 123.

On January 1, 2003, Cendant adopted the fair value method of accounting for stock-based compensation provisions of SFAS No. 123, which is considered by the FASB to be the preferable accounting method for stock-based employee compensation. Cendant also adopted SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure,” in its entirety on January 1, 2003, which amended SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting provisions. As a result, Cendant now expenses all employee stock awards over their vesting periods based upon the fair value of the award on the date of grant. As Cendant elected to use the prospective transition method, Cendant allocated expense to the Company for only employee stock awards that were granted subsequent to December 31, 2002.

The following table illustrates the effect on net income as if the fair value based method had been applied to all employee stock awards granted by Cendant to the Company’s employees for all periods presented:

	Year Ended December 31,

	2004	2003	2002

Reported net income	$194	$310	$98
Add back: Stock-based employee compensation expense included in reported net income, net of income taxes (a)	4	2	-
Less: Total stock-based employee compensation expense determined under fair value based method for all awards, net of income taxes (b)	(4)	(6)	(47)

Pro forma net income	$194	$306	$51

(a)	For a detailed account of compensation expense recorded within the Consolidated Statements of Income for stock awards granted subsequent to December 31, 2002, see Note 16— Stock-Based Compensation.
(b)	The 2002 amounts reflect the August 27, 2002 acceleration of the vesting schedules for certain options previously granted (see Note 16— Stock-Based Compensation for a more detailed account). Pro forma compensation expense reflected for grants awarded prior to January 1, 2003 is not indicative of future compensation expense that would be recorded by the Company, as future expense will vary based upon factors such as the type of award granted and the then- current fair market value of such award.

Costs Associated with Exit or Disposal Activities. On January 1, 2003, the Company adopted SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” Such standard nullifies EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” Under SFAS No. 146, a liability related to an exit or disposal activity (including restructurings) initiated after December 31, 2002 is not recognized until such liability has actually been incurred whereas under EITF Issue No. 94-3 a liability was recognized at the date of commitment to an exit or disposal plan. The impact of adopting this standard was not material to the Company’s results of operations or financial position.

Guarantees. On January 1, 2003, the Company adopted FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” in its entirety. Such Interpretation elaborates on the disclosures to be made by a guarantor about its obligations under certain guarantees issued. It also clarifies that a guarantor is required to recognize, at the inception of certain guarantees issued or modified after December 31, 2002, a liability for the fair value of the obligation undertaken in issuing the guarantee. The impact of adopting this Interpretation was not material to the Company’s results of operations or financial position.

Revenue Recognition

Mortgage Services

Mortgage services include the origination (funding either a purchase or refinancing), sale and servicing of residential mortgage loans. Mortgage loans are originated through a variety of marketing techniques, including relationships with corporations, affinity groups, financial institutions and real estate brokerage firms. The Company may also purchase mortgage loans originated by third parties. Upon the closing of a residential mortgage loan originated or purchased by the Company, the mortgage loan is typically warehoused for a period up to 60 days and then sold into the secondary market (which is customary in the mortgage industry). Mortgage loans held for sale represent those mortgage loans originated or purchased by the Company and pending sale to permanent investors. The Company primarily sells its mortgage loans to government-sponsored entities. Upon sale, the servicing rights and obligations of the underlying mortgage loans are generally retained by the Company. A mortgage servicing right (“MSR”) is the right to receive a portion of the interest coupon and fees collected from the mortgagor for performing specified mortgage servicing activities, which consist of collecting loan payments, remitting principal and interest payments to investors, holding escrow funds for payment of mortgage-related expenses such as taxes and insurance, and otherwise administering the Company’s mortgage loan servicing portfolio.

Loan origination and commitment fees paid by the borrower in connection with the origination of mortgage loans and certain direct loan origination costs are deferred until such loans are sold to investors. Mortgage loans pending sale are recorded in the Company’s Consolidated Balance Sheets at the lower of cost or market value on an aggregate basis. Sales of mortgage loans are generally recorded on the date a loan is delivered to an investor. Gains or losses on sales of mortgage loans are recognized based upon the difference between the selling price and the allocated carrying value of the related mortgage loans sold. The capitalization of the MSRs also occurs upon sale of the underlying mortgages into the secondary market. Upon initial recording of the MSR asset, the total cost of loans originated or acquired is allocated between the MSR asset and the mortgage loan without the servicing rights based on relative fair values. Servicing revenues comprise several components, including recurring servicing fees, ancillary income and the amortization of the MSR asset. Recurring servicing fees are recognized upon receipt of the coupon payment from the borrower and recorded net of guaranty fees. Costs associated with loan servicing are charged to expense as incurred. The MSR asset is amortized over the estimated life of the related loan portfolio in proportion to projected net servicing revenues. Such amortization is included in Amortization and valuation adjustments related to mortgage servicing rights, net in the Consolidated Statements of Income.

The MSR asset is routinely evaluated for impairment, but at least on a quarterly basis. For purposes of performing its impairment evaluation, the Company stratifies its portfolio on the basis of product type and interest rates of the underlying mortgage loans. The Company measures impairment for each stratum by comparing estimated fair value to the carrying amount. Fair value is estimated based upon an internal valuation that reflects management’s estimates of expected future cash flows considering prepayment estimates (developed using a third party model described below), the Company’s historical prepayment rates, portfolio characteristics, interest rates based on interest rate yield curves, implied volatility and other economic factors. The Company uses a third party model to forecast prepayment rates used in the development of its expected future cash flows. The prepayment forecast is based on historical observations of prepayment behavior in similar periods comparing current mortgage interest rates to the mortgage interest rates in the Company’s servicing portfolio and incorporates loan characteristics (e.g., loan type and note rate) and factors such as recent prepayment experience, previous refinance opportunities and estimated levels of home equity. Temporary impairment is recorded through a valuation allowance in the period of occurrence and included in Amortization and valuation adjustments related to mortgage servicing rights, net in the Consolidated Statements of Income. The Company periodically evaluates its MSR asset to determine if the carrying value before the application of the valuation allowance is recoverable. When the Company determines that a portion of the asset is not recoverable, the asset and the previously designated valuation allowance are reduced to reflect the write-down.

Fleet Leasing Services

The Company provides fleet management services to corporate clients and government agencies. These services include management and leasing of vehicles and other fee-based services for clients’ vehicle fleets. The Company leases vehicles primarily to corporate fleet users under open-end operating and direct financing lease arrangements where the customer bears substantially all of the vehicle’s residual value risk. In limited circumstances, the Company leases vehicles under closed-end leases where the Company bears all of the vehicle’s residual value risk. The lease term under the open-end lease agreement provides for a minimum lease term of twelve months and after the minimum term, the lease may be continued at the lessee’s election for successive monthly renewals. For operating leases, lease revenues, which contain a depreciation component, an interest component and a management fee component, are recognized based on the lease term of the vehicle, which encompasses the minimum lease term and the month-to-month renewals. For direct financing leases, lease revenue contains an interest component, which is recognized using an interest method based on the lease term of the vehicle, which encompasses the minimum lease term and the month-to-month renewals. Amounts charged to the lessees for interest are determined in accordance with the pricing supplement to the respective lease agreement and are generally calculated on a floating rate basis and can vary month to month in accordance with changes in the floating rate index. Amounts charged to lessees for interest may also be based on a fixed rate that would remain constant for the life of the lease. Amounts charged to the lessees for depreciation are typically based on the straight-line depreciation of the vehicle over its expected lease term. Management fees are recognized on a straight-line basis over the life of the lease. Revenue for other services is recognized when such services are provided to the lessee.

The Company also sells certain of its leases to a syndicate of third party banks and individual financial institutions. When the Company sells such portfolios, it is selling the underlying vehicles and assigning any rights to the leases, including future leasing revenues, to the syndicating institution. Upon transfer of title and assignment of rights associated with the lease, the Company records the proceeds from the sale as revenue and recognizes an expense for the unamortized cost of the vehicles sold. Under certain syndication agreements, the Company retains some residual risk in connection with the fair value of the vehicle at lease termination. During 2004, the Company recorded $150 million of lease syndication revenue within its Consolidated Statement of Income.

Vehicle Depreciation and Interest, Net

Vehicles are stated at cost, net of accumulated depreciation. The initial cost of the vehicles is net of incentives and allowances from vehicle manufacturers. Leased vehicles are principally depreciated on a straight-line basis over a term that generally ranges from 3 to 6 years. Gains or losses on the sale of vehicles under closed-end leases are reflected as an adjustment to depreciation expense.

Advertising Expenses

Advertising costs are generally expensed in the period incurred. Advertising expenses, primarily recorded within operating expenses in the Company’s Consolidated Statements of Income, were $11 million, $11 million and $13 million in 2004, 2003 and 2002, respectively.

Income Taxes

The Company’s operations have been included in the consolidated federal tax return of Cendant and will continue to be included up to the date of the spin-off. In addition, the Company has filed consolidated and combined state income tax returns with Cendant in jurisdictions where required and will continue to file with Cendant up to the date of the spin-off. The provision for income taxes is computed as if the Company filed its federal and state income tax returns on a stand-alone basis and, therefore, is determined using the asset and liability method, under which deferred tax assets and liabilities are calculated based upon the temporary differences between the financial statement and income tax bases of assets and liabilities using enacted tax rates. The Company’s deferred tax assets are recorded net of a valuation allowance when, based on the weight of available evidence, it is more likely than not that some portion or all of the recorded deferred tax assets will not be realized in future periods. Decreases to the valuation allowance are recorded concurrently as reductions to the Company’s provision for income taxes while increases to the valuation allowance result in additional provision. However, if the valuation allowance is adjusted in connection with an acquisition, such adjustment is recorded concurrently through goodwill rather than the provision for income taxes. The realization of the Company’s deferred tax assets, net of the valuation allowance, is primarily dependent on estimated future taxable income. A change in the Company’s estimate of future taxable income may require an addition or reduction to the valuation allowance.

Cash and Cash Equivalents

The Company considers highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Restricted Cash

The Company is required to set aside cash primarily in relation to agreements entered into by its mortgage services segment. Restricted cash amounts primarily relate to (i) amounts specifically designated to purchase assets, to repay debt and/or provide over-collateralization within the Company’s bankruptcy remote asset-backed debt programs (ii) fees collected and held for pending mortgage closings and (iii) accounts held for the capital fund requirements of and potential claims related to mortgage reinsurance activities of a subsidiary. Restricted cash also includes amounts set aside for the collateralization requirements of outstanding debt for the Company’s fleet management services segment.

Derivative Instruments

The Company uses derivative instruments as part of its overall strategy to manage its exposure to market risks primarily associated with fluctuations in interest rates. As a matter of policy, the Company does not use derivatives for trading or speculative purposes.

All derivatives are recorded at fair value and included in Other assets or Other liabilities in the Company’s Consolidated Balance Sheets. Changes in fair value of derivatives not designated as hedging instruments and of derivatives designated as fair value hedging instruments are recognized in earnings. Changes in fair value of the hedged item in a fair value hedge are recorded as an adjustment to the carrying amount of the hedged item and recognized in earnings in the Consolidated Statements of Income. The changes in fair values and related derivatives are included in the following line items in the Consolidated Statements of Income:

•	Loan-related derivatives and change in fair value of mortgage loans held for sale are included in Gain on sale of mortgage loans, net;
•	MSR-related derivatives and changes in fair value of the MSR asset are included in Amortization and valuation adjustments related to mortgage servicing rights, net;
•	Debt-related derivatives and changes in fair value of the debt are included in Interest expense.

The effective portion of changes in fair value of derivatives designated as cash flow hedging instruments is recorded as a component of other comprehensive income. The ineffective portion is reported in earnings as a component of interest expense. Amounts included in other comprehensive income are reclassified into earnings in the same period during which the hedged item affects earnings.

The Company is also party to certain contracts containing embedded derivatives. As required by SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” certain embedded derivatives have been bifurcated from their host contracts and are recorded at fair value in the Consolidated Balance Sheets. The total fair value of the Company’s embedded derivatives and changes in fair value during 2004, 2003 and 2002 were not material to the Company’s results of operations or financial position.

Investment Securities

The Company’s investment portfolio as of December 31, 2004 and 2003 consists only of its retained interests from securitizations, which totaled $47 million and $102 million, respectively, and which were recorded within Investment securities in the Company’s Consolidated Balance Sheets. Management determines the appropriate classification of its investments at the time of purchase and reevaluates such determination at each balance sheet date. The retained interests from the Company’s securitizations of residential mortgage loans, with the exception of mortgage servicing rights (the accounting for which is described above under “Revenue Recognition— Mortgage Services”), are classified as available-for-sale or trading securities. Gains or losses relating to the assets securitized are allocated between such assets and the retained interests based on their relative fair values on the date of sale. The Company estimates fair value of retained interests based upon the present value of expected future cash flows, which is subject to prepayment risks, expected credit losses and interest rate risks of the sold financial assets. See Note 13— Securitizations for more information regarding these retained interests.

Available-for-sale securities are carried at fair value with unrealized gains or losses reported net of income taxes as a separate component of stockholders’ equity. Trading securities are recorded at fair value with realized and unrealized gains and losses reported in earnings.

All realized gains and losses are recorded within Other income in the Consolidated Statements of Income.

Property, Plant and Equipment

Property, plant and equipment (including leasehold improvements) are recorded at cost, net of accumulated depreciation and amortization. Depreciation, recorded as a component of Depreciation and amortization in the Consolidated Statements of Income, is computed utilizing the straight-line method over the estimated useful lives of the related assets. Amortization of leasehold improvements, also recorded as a component of Depreciation and amortization, is computed utilizing the straight-line method over the estimated benefit period of the related assets or the lease term, if shorter. Useful lives are generally 30 years for buildings and 3 years for capitalized software, and range from 3 to 15 years for leasehold improvements and 3 to 7 years for furniture, fixtures and equipment.

Goodwill and Identifiable Intangible Assets

In connection with SFAS No. 142, “Goodwill and Other Intangible Assets,” the Company is required to assess goodwill and indefinite-lived intangible assets for impairment annually, or more frequently if circumstances indicate impairment may have occurred. The Company assesses goodwill for such impairment by comparing the carrying value of its reporting units to their fair values. The Company’s reporting units are one level below the Company’s reportable operating segments. The Company determines the fair value of its reporting units utilizing discounted cash flows and incorporates assumptions that it believes marketplace participants would utilize. When available and as appropriate, the Company uses comparative market multiples and other factors to corroborate the discounted cash flow results. Indefinite-lived intangible assets are tested for impairment and written down to fair value, as required by SFAS No. 142.

The Company performed its initial goodwill impairment assessment on January 1, 2002 in connection with the adoption of SFAS No. 142 and determined that the carrying amounts of its reporting units did not exceed their respective fair values. Accordingly, the initial implementation of this standard on January 1, 2002 did not impact the Company’s results of operations during 2002. Subsequent to the initial assessment, the Company performed its review annually, or more frequently if circumstances indicated impairment may have occurred, and during 2004, 2003 and 2002, determined that no such impairment had occurred. The Company will be required to perform a goodwill impairment assessment in first quarter 2005 in connection with the spin-off. The Company currently estimates that, based upon current available information this assessment will yield a non-cash impairment charge in the range of $225 million to $250 million to be recorded in first quarter 2005.

Impairment or Disposal of Long-Lived Assets

As required by SFAS No. 144, if circumstances indicate an impairment may have occurred, the Company evaluates the recoverability of its long-lived assets including amortizing intangible assets, by comparing the respective carrying values of the assets to the current and expected future cash flows, on an undiscounted basis, to be generated from such assets. Property, plant and equipment are evaluated separately within each business.

Recently Issued Accounting Pronouncements

Exchanges of Nonmonetary Assets. In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets, an Amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions”. SFAS No. 153 addresses the measurement of exchanges of nonmonetary assets and requires that such exchanges be measured at fair value, with limited exceptions. SFAS No. 153 amends APB Opinion No. 30 by eliminating the exception that required nonmonetary exchanges of similar productive assets be recorded on a carryover basis. The provisions of SFAS No. 153 are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The Company will adopt the provisions of SFAS No. 153, as required.

Stock-Based Compensation. In December 2004, the FASB issued SFAS No. 123R, “Share Based Payment,” which eliminates the alternative to measure stock-based compensation awards using the intrinsic value approach permitted by APB No. 25 and by SFAS No. 123. The Company is required to adopt the provisions of SFAS No. 123R on July 1, 2005. As previously discussed, on January 1, 2003, Cendant adopted the fair value method of accounting for stock-based compensation provisions of SFAS No. 123 and the transitional provisions of SFAS No. 148. As a result, Cendant has been allocating stock-based compensation expense to the Company since January 1, 2003 for employee stock awards that were granted or modified subsequent to December 31, 2002. Cendant’s practice with respect to forfeitures is to allocate the related benefit upon forfeiture of the award. Upon adoption of SFAS No. 123R, the Company will be required to recognize compensation expense net of estimated forfeitures upon the issuance of the award. Although the Company has not yet completed its assessment of adopting SFAS 123R, it does not believe that such adoption will significantly affect its earnings, financial position or cash flows.

3.	Discontinued Operations

As described in Note 1—Basis of Presentation, prior to the spin-off from Cendant and subsequent to December 31, 2004, PHH underwent an internal reorganization whereby it distributed its former relocation and fuel card businesses to Cendant. The results of operations of these businesses are presented in the accompanying Consolidated Financial Statements as discontinued operations. Summarized statement of income data for discontinued operations follows:

	Year Ended December 31, 2004

	Fuel Card	Relocation	Total

Net revenues	$188	$457	$645

Income before income taxes	$83	$111	$194
Provision for income taxes	32	44	76

Income from discontinued operations, net of income taxes	$51	$67	$118

	Year Ended December 31, 2003

	Fuel Card	Relocation	Total

Net revenues	$156	$424	$580

Income before income taxes	$57	$101	$158
Provision for income taxes	21	39	60

Income from discontinued operations, net of income taxes	$36	$62	$98

	Year Ended December 31, 2002

	Fuel Card	Relocation	Total

Net revenues	$126	$406	$532

Income before income taxes	$42	$101	$143
Provision for income taxes	15	40	55

Income from discontinued operations, net of income taxes	$27	$61	$88

Summarized balance sheet data for discontinued operations is as follows:

	As of December 31, 2004

	Fuel Card	Relocation	Total

Assets of discontinued operations:
Cash	$32	$56	$88
Restricted cash	-	11	11
Accounts receivable, net	35	54	89
Property, plant and equipment, net	37	51	88
Goodwill	135	52	187
Other assets	446	741	1,187

Total assets of discontinued operations	$685	$965	$1,650

Liabilities of discontinued operations:
Accounts payable and other accrued liabilities	$212	$130	$342
Income taxes payable to Cendant	90	286	376
Debt	215	400	615
Other liabilities	7	49	56

Total liabilities of discontinued operations	$524	$865	$1,389

	As of December 31, 2003

	Fuel Card	Relocation	Total

Assets of discontinued operations:
Cash	$22	$26	$48
Restricted cash	-	39	39
Accounts receivable, net	27	206	233
Property, plant and equipment, net	36	50	86
Goodwill	135	41	176
Other assets	311	558	869

Total assets of discontinued operations	$531	$920	$1,451

Liabilities of discontinued operations:
Accounts payable and other accrued liabilities	$134	$140	$274
Income taxes payable to Cendant	48	247	295
Debt	111	401	512
Other liabilities	10	45	55

Total liabilities of discontinued operations	$303	$833	$1,136

4.	Acquisitions

Assets acquired and liabilities assumed in business combinations were recorded in the Company’s Consolidated Balance Sheets as of the respective acquisition dates based upon their estimated fair values at such dates. The results of operations of businesses acquired by the Company have been included in the Company’s Consolidated Statements of Income since their respective dates of acquisition. The excess of the purchase price over the estimated fair values of the underlying assets acquired and liabilities assumed was allocated to goodwill. In certain circumstances, the allocations of the excess purchase price are based upon preliminary estimates and assumptions. Accordingly, the allocations are subject to revision when the Company receives final information, including appraisals and other analyses. Revisions to the fair values, which may be significant, will be recorded by the Company as further adjustments to the purchase price allocations. The Company is also in the process of integrating the operations of all its acquired businesses and expects to incur costs relating to such integrations. These costs may result from integrating operating systems, relocating employees, closing facilities, reducing duplicative efforts and exiting and consolidating other activities. These costs will be recorded in the Company’s Consolidated Balance Sheets as adjustments to the purchase price or in the Company’s Consolidated Statements of Income as expenses, as appropriate.

First Fleet Corporation. On February 27, 2004, the Company acquired First Fleet Corporation (“First Fleet”), a national provider of fleet management services to companies that maintain private truck fleets, for approximately $26 million, including $4 million of contingent consideration payable in first quarter 2005 and net of cash acquired of $10 million. This acquisition resulted in goodwill (based on the preliminary allocation of the purchase price) of

$26 million, none of which is expected to be deductible for tax purposes. Such goodwill was assigned to the Company’s fleet management services segment. Management believes this acquisition enhances the Company’s position as a leading provider of leasing and services to truck fleets.

Other. During 2004, the Company completed an acquisition for $5 million in cash, which resulted in $5 million of goodwill (based on the preliminary allocation of the purchase price), all of which was assigned to the Company’s mortgage services segment. During 2003 and 2002, the Company completed certain acquisitions for aggregate consideration of $2 million and $43 million, respectively, in cash. The goodwill resulting from the acquisitions completed in 2003 aggregated $2 million, all of which was assigned to the Company’s mortgage services segment. The goodwill resulting from acquisitions completed in 2002 aggregated $29 million, of which $23 million was assigned to the Company’s mortgage services segment and $6 million was assigned to the Company’s fleet management services segment.

5.	Intangible Assets

Intangible assets consisted of:

	As of December 31, 2004			As of December 31, 2003

	Gross		Net	Gross		Net
	Carrying	Accumulated	Carrying	Carrying	Accumulated	Carrying
	Amount	Amortization	Amount	Amount	Amortization	Amount

Amortized Intangible Assets
Customer lists (*)	$46	$8	$38	$43	$6	$37
Other	3	1	2	-	-	-

	$49	$9	$40	$43	$6	$37

Unamortized Intangible Assets
Goodwill	$512			$484

Trademarks	$17			$15

     (*)    Generally amortized over a period of 20 years.

The changes in the carrying amount of goodwill are as follows:

		Goodwill
	Balance at	Acquired				Balance at
	January 1,	during				December 31,
	2004	2004		Other		2004

Mortgage services	$62	$5	(a)	$(3)	(c)	$64
Fleet management services	422	26	(b)	-		448

Total company	$484	$31		$(3)		$512

(a)	Relates to the acquisition of the mortgage operations of a real estate brokerage firm by NRT Incorporated (“NRT”) (May 2004). See Note 20—Related Party Transactions.

(b)	Relates to the acquisition of First Fleet.

(c)	Relates to the transfer of a subsidiary to Cendant. See Note 20—Related Party Transactions.

Amortization expense included within Depreciation and amortization relating to all intangible assets excluding mortgage servicing rights (see Note 6—Mortgage Activities) was as follows:

	Year Ended December 31,

	2004	2003	2002

Customer lists	$2	$2	$2
Other	1	-	-

Total	$3	$2	$2

Based on the Company’s amortizable intangible assets as of December 31, 2004 (excluding mortgage servicing rights), the Company expects related amortization expense for the five succeeding fiscal years to approximate $3 million each year.

6.	Mortgage Activities

The activity in the Company’s residential mortgage loan servicing portfolio consisted of:

	Year Ended December 31,

	2004	2003	2002

Balance, January 1,	$136,427	$114,079	$97,205
Additions	34,539	63,870	47,045
Payoffs/curtailments	(32,200)	(54,079)	(35,514)
Purchases, net	4,290	12,557	5,343

Balance, December 31, (*)	$143,056	$136,427	$114,079

(*)	Does not include approximately $2.7 billion, $2.2 billion and $1.8 billion of home equity mortgages serviced by the Company as of December 31, 2004, 2003 and 2002, respectively. The weighted average note rate on all the underlying mortgages within this servicing portfolio was 5.4%, 5.4% and 6.2% as of December 31, 2004, 2003 and 2002, respectively.

Approximately $6.5 billion (approximately 5%) of loans within this servicing portfolio as of December 31, 2004 were sold with recourse. The majority of the loans sold with recourse (approximately $5.9 billion of the $6.5 billion) represent sales under a program where the Company retains the credit risk for a limited period of time and only for a specific default event. The retained credit risk represents the unpaid principal balance of the mortgage loans. For these loans, the Company records an allowance for estimated losses, which is determined based upon the Company’s history of actual loss experience under the program. Such allowance and the related activity are not significant to the Company’s results of operations or financial position.

The activity in the Company’s capitalized MSR asset consisted of:

	Year Ended December 31,

	2004		2003		2002

Balance, January 1,	$2,015		$1,883		$2,081
Additions, net	498		1,008		928
Changes in fair value	-		168		(540)
Amortization	(320)		(700)		(468)
Sales	(5)		(29)		(26)
Permanent impairment	(11)		(315)		(92)

Balance, December 31,	2,177		2,015		1,883

Valuation allowance
Balance, January 1,	(374)		(503)		(144)
Additions	(207	)(a)	(193	)(b)	(454	)(c)
Reductions	1		7		3
Permanent impairment	11		315		92

Balance, December 31,	(569)		(374)		(503)

Mortgage Servicing Rights, net	$1,608		$1,641		$1,380

(a)	Represents changes in estimates of interest rates and borrower prepayment behavior, the after tax amount of which is $123 million.

(b)	Represents changes in estimates of interest rates and borrower prepayment behavior, the after tax amount of which was $115 million.

(c)	Represents changes in estimates of interest rates and borrower prepayment behavior, the after tax amount of which was $290 million. Approximately $275 million ($175 million, after tax) of this amount resulted from reductions in interest rates and an acceleration in loan prepayments, as well as an update to the Company’s loan prepayment model, all of which occurred during third quarter 2002.

The MSR asset is subject to substantial interest rate risk as the mortgage notes underlying the asset permit the borrowers to prepay the loans. Therefore, the value of the MSR asset tends to diminish in periods of declining interest rates (as prepayments increase) and increase in periods of rising interest rates (as prepayments decrease). The Company primarily uses a combination of derivative instruments to offset expected changes in fair value of its MSR asset that could affect reported earnings. Beginning in 2004, the Company designated the full change in fair value of its MSR asset as the hedged risk and, as a result, discontinued hedge accounting treatment until such time that the documentation required to support the assessment of hedge effectiveness on a full fair value basis could be completed. During 2004, all of the derivatives associated with the MSR asset were designated as freestanding derivatives.

The net activity in the Company’s derivatives related to mortgage servicing rights consisted of:

	Year Ended December 31,

	2004		2003	2002

Net balance, January 1,	$85	(a)	$385	$100
Additions, net	560		402	389
Changes in fair value	117		(5)	655
Sales/proceeds received	(702)		(697)	(759)

Net balance, December 31,	$60	(b)	$85 (a)	$385

(a)	The net balance represents the gross asset of $316 million (recorded within Other assets in the accompanying Consolidated Balance Sheet) net of the gross liability of $231 million (recorded within Other liabilities in the accompanying Consolidated Balance Sheet).

(b)	The net balance represents the gross asset of $79 million (recorded within Other assets in the accompanying Consolidated Balance Sheet) net of the gross liability of $19 million (recorded within Other liabilities in the accompanying Consolidated Balance Sheet).

The net impact to the Company’s Consolidated Statements of Income resulting from changes in the fair value of the Company’s MSR asset and the related derivatives, was as follows:

	Year Ended December 31,

	2004	2003	2002

Adjustment of MSR asset under hedge accounting	$-	$168	$(540)
Net gain (loss) on derivatives related to MSR asset	117	(5)	655

Net gain	117	163	115
Provision for MSR asset valuation allowance	(207)	(193)	(454)

Net impact	$(90)	$(30)	$(339)

Based upon the composition of the portfolio as of December 31, 2004 (and other assumptions regarding interest rates and prepayment speeds), the Company expects MSR amortization expense for the five succeeding fiscal years to approximate $380 million, $300 million, $240 million, $200 million and $160 million, respectively. As of December 31, 2004, the MSR portfolio had a weighted average life of approximately 4.5 years.

7.	Vehicle Leasing Activities

The components of the Company’s Net investment in fleet leases are as follows:

	As of December 31,

	2004	2003

Vehicles under open-end operating leases	$6,322	$5,429
Vehicles under closed-end operating leases	187	156

Vehicles held for leasing	6,509	5,585
Vehicles held for sale	12	13

	6,521	5,598
Less: Accumulated depreciation	(2,929)	(2,323)

Total investment in leased vehicles, net	3,592	3,275
Plus: Receivables under direct financing leases	173	129

Net investment in fleet leases	$3,765	$3,404

At December 31, 2004, future minimum lease payments to be received on the Company’s open-end and closed-end operating leases (which do not reflect interest to be received as such interest is based upon variable rates) are as follows:

Year	Amount

2005	$1,068
2006	893
2007	691
2008	363
2009	234
Thereafter	343

$3,592

The Company sells interests in operating leases and the underlying vehicles to two independent Canadian third parties. The Company repurchases the leased vehicles and then leases such vehicles under direct financing leases to the Canadian third parties. The Canadian third parties retain the lease rights and prepay all the lease payments except for an agreed upon amount, which is typically 7.0% of the total lease payments. The total subordinated interest under these leasing arrangements, as recorded in the Consolidated Balance Sheets at December 31, 2004 and 2003, was $29 million and $27 million, respectively. The Company recognized $7 million, $6 million and $6 million of Net revenues related to these securitizations during 2004, 2003 and 2002, respectively.

8.	Income Taxes

The income tax provision consists of the following:

	Year Ended December 31,

	2004	2003	2002

Current
Federal	$212	$(88)	$34
State	43	(1)	9
Foreign	4	-	3

	259	(89)	46

Deferred
Federal	(172)	201	(30)
State	(19)	25	(6)
Foreign	1	4	-

	(190)	230	(36)

Provision for income taxes	$69	$141	$10

Income from continuing operations before income taxes for domestic and foreign operations consists of the following:

	Year Ended December 31,

	2004	2003	2002

Domestic	$132	$341	$11
Foreign	13	12	9

Income from continuing operations before income taxes	$145	$353	$20

Deferred income tax assets and liabilities are comprised of the following:

	As of December 31,

	2004	2003

Deferred income tax assets:
Accrued liabilities, provisions for losses and deferred income	$54	$71
State net operating loss carryforwards and credits	86	97
Alternative minimum tax credit carryforward	23	23
Other	99	80
Valuation allowance	(86)	(88)

Deferred income tax assets	176	183

Deferred income tax liabilities:
Unamortized mortgage servicing rights	433	426
Depreciation and amortization	439	559
Other	24	104

Deferred income tax liabilities	896	1,089

Net deferred income tax liability	$720	$906

The valuation allowance of $86 million and $88 million at December 31, 2004 and 2003, respectively relate to state net operating loss carryforwards and credits. The valuation allowance will be reduced when and if the Company determines that the deferred income tax assets are more likely than not to be realized.

No provision has been made for U.S. federal deferred income taxes on approximately $35 million of accumulated and undistributed earnings of foreign subsidiaries at December 31, 2004 since it is the present intention of management to reinvest the undistributed earnings indefinitely in those foreign operations. The determination of the amount of unrecognized U.S. federal deferred income tax liability for unremitted earnings is not practicable.

The Company’s effective income tax rate for continuing operations differs from the U.S. federal statutory rate as follows:

	Year Ended December 31,

	2004	2003	2002

Federal statutory rate	35.0%	35.0%	35.0%
State and local income taxes, net of federal tax benefits	2.2	4.8	7.2
Changes in valuation allowance	12.6	-	-
Taxes on foreign operations at rates different than U.S. federal statutory rates	0.1	-	1.8
Other	(2.3)	0.1	6.0

	47.6%	39.9%	50.0%

9.	Earnings Per Share

Basic earnings per share was computed by dividing net earnings during the period by the weighted-average number of shares outstanding during the period. Diluted earnings per share was computed by dividing net earnings by the weighted-average number of shares outstanding, assuming all potentially dilutive common shares were issued. The number of weighted-average shares outstanding for each of the three years ended December 31, 2004, 2003 and 2002 reflects the 52,684-for-one stock split effected January 28, 2005, in connection with and in order to consummate the spin-off from Cendant (see Note 1— Basis of Presentation). The effect of potentially dilutive common shares related to Cendant’s stock options and restricted stock units that were exchanged for the Company’s stock options and restricted stock units at the time of the spin-off from Cendant were included in the computation of diluted earnings per share for all periods presented. The following table summarizes the basic and diluted earnings per share calculations for the periods indicated:

	Year Ended December 31,

	2004	2003	2002

	(In millions, except share and per share data)
Income from continuing operations	$76	$212	$10
Income from discontinued operations	118	98	88

Net income	$194	$310	$98

Weighted-average common shares outstanding — basic	52,684,398	52,684,398	52,684,398
Effect of potentially dilutive securities:
Stock options	256,565	256,565	256,565
Restricted stock units	239,939	239,939	239,939

Weighted-average common shares outstanding — diluted	53,180,902	53,180,902	53,180,902

Basic earnings per share from continuing operations	$1.45	$4.01	$0.19
Basic earnings per share from discontinued operations	2.24	1.87	1.68

Basic earnings per share	$3.69	$5.88	$1.87

Diluted earnings per share from continuing operations	$1.44	$3.97	$0.19
Diluted earnings per share from discontinued operations	2.22	1.85	1.66

Diluted earnings per share	$3.66	$5.82	$1.85

10.	Property, Plant and Equipment, net

Property, plant and equipment, net consisted of:

	As of December 31,

	2004	2003

Building and leasehold improvements	$15	$13
Capitalized software	111	92
Furniture, fixtures and equipment	151	142

	277	247
Less: Accumulated depreciation and amortization	(179)	(142)

	$98	$105

11.	Accounts Payable and Other Accrued Liabilities
     Accounts payable and other accrued liabilities consisted of:

	As of December 31,

	2004	2003

Accounts payable	$238	$241
Accrued interest	45	44
Accrued payroll and related expenses	30	54
Other	115	113

	$428	$452

12.	Debt and Borrowing Arrangements
     The following tables summarize the components of Debt at December 31, 2004 and 2003:

	December 31, 2004

	Vehicle	Mortgage
	Management	Warehouse
	Asset-Backed	Asset-Backed	Unsecured
	Debt	Debt	Debt	Total

Term notes	$2,171	$1,200	$1,833	$5,204
Short-term notes	615	-	-	615
Subordinated notes	398	101	-	499
Commercial paper	-	-	130	130
Other	31	5	10	46

Total	$3,215	$1,306	$1,973	$6,494

	December 31, 2003

	Vehicle	Mortgage
	Management	Warehouse
	Asset-Backed	Asset-Backed	Unsecured
	Debt	Debt	Debt	Total

Term notes	$2,604	$1,550	$1,916	$6,070
Short-term notes	65	-	-	65
Subordinated notes	408	101	-	509
Commercial paper	-	-	164	164
Other	32	-	2	34

Total	$3,109	$1,651	$2,082	$6,842

Asset-Backed Debt

Vehicle Management Asset-Backed Debt

Vehicle management asset-backed debt primarily represents amounts issued under a domestic financing facility that provides for the issuance of variable rate term notes and variable funding notes to unrelated third parties ($2.8 billion and $2.7 billion at December 31, 2004 and 2003, respectively) and the issuance of preferred membership interests to an unconsolidated related party ($398 million and $408 million at December 31, 2004 and 2003, respectively). The variable rate notes and preferred membership interests were issued to support the acquisition of vehicles used by the Company’s fleet management services segment’s leasing operations. The debt issued is collateralized by approximately $4.0 billion of leased vehicles and related assets, which are not available to pay the obligations of the Company. The titles to all the vehicles collateralizing the debt issued under this program are held in a bankruptcy remote trust and the Company acts as a servicer of all such vehicles. The bankruptcy remote trust also acts as lessor under both operating and financing lease agreements. The debt issued by this program primarily represents floating rate term notes for which the weighted average interest rate was 2.5% and 2.0% for 2004 and 2003, respectively.

Mortgage Warehouse Asset-Backed Debt

Mortgage warehouse asset-backed debt represents issuances by Bishop’s Gate. Bishop’s Gate is a bankruptcy remote SPE that is utilized to warehouse mortgage loans originated by the Company’s mortgage services segment prior to their sale into the secondary market, which is customary practice in the mortgage industry. The debt issued by Bishop’s Gate is collateralized by approximately $1.4 billion of underlying mortgage loans and related assets. The mortgage loans are serviced by the Company and recorded within Mortgage loans held for sale, net in the Company’s Consolidated Balance Sheet as of December 31, 2004 and 2003. Prior to the adoption of FIN 46, sales of mortgage loans to Bishop’s Gate were treated as off-balance sheet sales. The activities of Bishop’s Gate are limited to (i) purchasing mortgage loans from the Company’s mortgage subsidiary, (ii) issuing commercial paper or other debt instruments and/or borrowing under a liquidity agreement to effect such purchases, (iii) entering into interest rate swaps to hedge interest rate risk and certain non-credit related market risk on the purchased mortgage loans, (iv) selling and securitizing the acquired mortgage loans to third parties and (v) engaging in certain related transactions. The assets of Bishop’s Gate are not available to pay the obligations of the Company. The debt issued by Bishop’s Gate primarily represents term notes for which the weighted average interest rate was 2.1% and 1.6% for 2004 and 2003, respectively.

Unsecured Debt

Term Notes

The balance at December 31, 2004 consists of (i) $983 million of publicly issued medium-term notes bearing interest at a blended rate of 6.7%, (ii) $453 million ($443 million principal amount) of privately-placed medium-term notes bearing interest at a blended rate of 7.6% and (iii) $397 million of short-term notes bearing interest at a blended rate of 6.5%. Such amounts include aggregate hedging losses of $18 million. The balance at December 31, 2003 consists of (i) $982 million of publicly issued medium-term notes bearing interest at a blended rate of 6.7%, (ii) $460 million ($443 million principal amount) of privately-placed medium-term notes bearing interest at a blended rate of 7.6% and (iii) $474 million of short-term notes bearing interest at a blended rate of 6.6%. Such amounts included aggregate hedging losses of $11 million.

Commercial Paper

The Company’s policy is to maintain available capacity under its committed revolving credit facility (described below) to fully support its outstanding commercial paper. The weighted average interest rate on the outstanding commercial paper, which matures within 270 days from issuance, at December 31, 2004 was 1.4%.

Debt Maturities

The following table provides the contractual maturities of Debt at December 31, 2004 (except for the Company’s vehicle management asset-backed notes, where the underlying indentures require payments based on cash inflows relating to the securitized vehicle leases and related assets and for which estimates of repayments have been used):

	Asset-Backed	Unsecured	Total

2005	$992	$377	$1,369
2006	1,570	-	1,570
2007	711	185	896
2008	1,066	422	1,488
2009	21	179	200
Thereafter	161	810	971

	$4,521	$1,973	$6,494

       Available Funding Arrangements and Committed Credit Facilities

As of December 31, 2004, available funding under the Company’s on-balance sheet asset-backed debt arrangements and committed credit facilities for continuing operations consisted of:

	Total	Outstanding	Available
	Capacity	Borrowings	Capacity

Asset-Backed Funding Arrangements (*)
Vehicle management	$3,637	$3,215	$422
Mortgage warehouse	2,966	1,306	1,660

	6,603	4,521	2,082

Committed Credit Facility
Maturing in June 2007	1,250	-	1,250

	$7,853	$4,521	$3,332

(*)	Capacity is subject to maintaining sufficient assets to collateralize debt.

Borrowings under the Company’s $1.25 billion credit facility maturing in June 2007 bear interest at LIBOR plus a margin of 50 basis points. In addition, the Company is required to pay a per annum facility fee of 12.5 basis points under this facility and a per annum utilization fee of approximately 12.5 basis points if usage under the facility exceeds 33% of aggregate commitments. In the event that the credit ratings assigned to the Company by nationally recognized debt rating agencies are downgraded to a level below its ratings as of December 31, 2004, the interest rate and facility fees are subject to a maximum upward adjustment of approximately 75.0 and 12.5 basis points, respectively.

As of December 31, 2004, the Company also had $874 million of availability for public debt issuances under a shelf registration statement.

Debt Covenants

Certain of the Company’s debt instruments and credit facilities contain restrictive covenants, including restrictions on indebtedness of material subsidiaries, mergers, limitations on liens, liquidations, and sale and leaseback transactions, and also require the maintenance of certain financial ratios. At December 31, 2004, the Company was in compliance with all financial covenants related to its debt instruments and credit facility.

13.	Securitizations

The Company sells residential mortgage loans in securitization transactions typically retaining one or more of the following: servicing rights, interest-only strips, principal-only strips and/or subordinated interests. Although the Company principally sells its originated mortgage loans directly to government sponsored entities, in limited circumstances, the Company sells loans through a wholly-owned subsidiary’s public registration statement. With the exception of specific mortgage loans that are sold with recourse, the investors have no recourse to the Company’s other assets for failure of debtors to pay when due (see Note 6—Mortgage Activities). Key economic assumptions used during 2004, 2003 and 2002 to measure the fair value of the Company’s retained interests in mortgage loans at the time of the securitization were as follows:

	2004		2003		2002

	Mortgage-		Mortgage-		Mortgage-
	Backed		Backed		Backed
	Securities (*)	MSRs	Securities (*)	MSRs	Securities (*)	MSRs

Prepayment speed	10-24%	13-36%	7-25%	11-50%	7-22%	12-54%
Weighted average life (in years)	4.2-9.7	2.2-7.0	1.9-6.9	1.3-6.8	2.1-10.6	1.3-6.3
Discount rate	7%	9-10%	5-15%	6-21%	5-18%	6-14%

(*) Includes interest-only strips, principal-only strips and subordinated interests.

Key economic assumptions used in subsequently measuring the fair value of the Company’s retained interests in securitized mortgage loans at December 31, 2004 and the effect on the fair value of those interests from adverse changes in those assumptions are as follows:

	Mortgage-
	Backed
	Securities	MSR

Fair value of retained interests	$47	$1,608
Weighted average life (in years)	5.3	4.5
Annual servicing fee	-	0.32%
Prepayment speed (annual rate)	2-36%	12-40%
Impact of 10% adverse change	$(1)	$(110)
Impact of 20% adverse change	$(2)	$(210)
Discount rate (annual rate)	4-15%	8.7%
Impact of 10% adverse change	$(2)	$(48)
Impact of 20% adverse change	$(4)	$(93)

These sensitivities are hypothetical and presented for illustrative purposes only. Changes in fair value based on a 10% variation in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, the effect of a variation in a particular assumption is calculated without changing any other assumption; in reality, changes in one assumption may result in changes in another, which may magnify or counteract the sensitivities. Further, this analysis does not assume any impact resulting from management’s intervention to mitigate these variations.

The following table presents information about delinquencies and components of securitized residential mortgage loans as of and for the year ended December 31, 2004:

Principal
	Total	Amount 60		Average
	Principal	Days or More	Net Credit	Principal
	Amount	Past Due (a)	Losses	Balance

Residential mortgage loans (b)	$193	$24	$3	$233

(a)	Amounts are based on total securitized assets at December 31, 2004.

(b)	Excludes securitized mortgage loans that the Company continues to service but to which it has no other continuing involvement.

As discussed in Note 12—Debt and Borrowing Arrangements, the Company sold financial assets to Bishop’s Gate prior to its consolidation of this securitization structure on July 1, 2003. The cash flow activity presented below covers the period up to and including the date of consolidation of this structure in addition to cash flow activity resulting from the Company’s securitization of mortgage loans directly into the secondary market.

	Mortgage Loans

	2004	2003	2002

Proceeds from new securitizations	$32,699	$59,511	$38,722
Servicing fees received	491	444	411
Other cash flows received on retained interest (a)	9	24	25
Purchases of delinquent or foreclosed loans (b)	(262)	(677)	(681)
Servicing advances	(575)	(512)	(161)
Repayment of servicing advances	615	473	139

(a)	Represents cash flows received on retained interests other than servicing fees.

(b)	The purchase of delinquent or foreclosed loans is primarily at the Company’s option and not based on a contractual relationship with the securitization trust.

During 2004, 2003 and 2002, the Company recognized pre-tax gains of $228 million, $850 million and $493 million, respectively, related to the securitization of residential mortgage loans. All gains on the securitization of financial assets are recorded within Net revenues in the Company’s Consolidated Statements of Income.

The Company has made representations and warranties customary for securitization transactions, including eligibility characteristics of the mortgage loans and relocation receivables and servicing responsibilities, in connection with the securitization of these assets. See Note 14—Commitments and Contingencies.

14.	Commitments and Contingencies

Following is a summary of the Company’s commitments and contingencies after giving effect to the spin-off from Cendant and the related internal reorganization.
       Lease Commitments

The Company is committed to making rental payments under noncancelable operating leases covering various facilities and equipment. Future minimum lease payments required under noncancelable operating leases as of December 31, 2004 are as follows:

Year	Amount

2005	$28
2006	21
2007	18
2008	17
2009	14
Thereafter	127

$225

Commitments under capital leases are not significant. During 2004, 2003 and 2002, the Company incurred total rental expense of $32 million, $30 million and $22 million, respectively.

Purchase Commitments
In the normal course of business, the Company makes various commitments to purchase goods or services from specific suppliers, including those related to capital expenditures. None of the purchase commitments made by the Company as of December 31, 2004 (aggregating approximately $35 million) was individually significant.
Loan Funding Commitments
In the normal course of business, the Company enters into commitments to either originate or purchase mortgage loans at specified rates. These loan commitments represent derivative instruments and are recorded at fair value in the Company’s Consolidated Balance Sheets. At December 31, 2004, the notional amount of these loan commitments approximated $4.1 billion.
Forward Delivery Commitments
Commitments to sell loans generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Company may settle the forward delivery commitments on a net basis; therefore, the commitments outstanding do not necessarily represent future cash obligations. At December 31, 2004, the Company had $3.0 billion of outstanding forward delivery commitments, which will be settled generally within 90 days of the individual contract date.
Contingencies
The Company is also involved in claims and legal proceedings related to contract disputes and other commercial, employment and tax matters. Based on available information, the Company does not believe such matters will have a material adverse effect on its results of operations, financial position or cash flows. However, litigation is inherently unpredictable and, although the Company believes that it has valid defenses in these matters, unfavorable resolutions could occur, which could have a material adverse effect on the Company’s results of operations or cash flows in a particular reporting period.
Standard Guarantees/ Indemnifications
In the ordinary course of business, the Company enters into numerous agreements that contain standard guarantees and indemnities whereby the Company indemnifies another party for breaches of representations and warranties. Such guarantees or indemnifications are granted under various agreements, including those governing (i) leases of real estate, (ii) access to credit facilities and use of derivatives, (iii) sales of mortgage loans and (iv) issuances of debt or equity securities. The guarantees or indemnifications issued are for the benefit of the (i) buyers in sale agreements and sellers in purchase agreements, (ii) landlords in lease contracts, (iii) financial institutions in credit facility arrangements and derivative contracts, (iv) purchasers and insurers of the loans in sales of mortgage loans and (v) underwriters in debt or equity security issuances.
While some of these guarantees extend only for the duration of the underlying agreement, many survive the expiration of the term of the agreement or extend into perpetuity (unless subject to a legal statute of limitations). There are no specific limitations on the maximum potential amount of future payments that the Company could be required to make under these guarantees, nor is the Company able to develop an estimate of the maximum potential amount of future payments to be made under these guarantees as the triggering events are not subject to predictability. With respect to certain of the aforementioned guarantees, such as indemnifications of landlords against third party claims for the use of real estate property leased by the Company, the Company maintains insurance coverage that mitigates any potential payments to be made.
The Company also provides guarantees for the benefit of landlords in lease contracts where the lease was assigned to a third party due to the sale of a business which occupied the leased facility. These guarantees extend only for the duration of the underlying lease contract. The maximum potential amount of future payments that the Company may be required to make under these guarantees is approximately $8 million in the aggregate. If the Company were required to make payments under these guarantees, it would have similar recourse against the tenant (third party to which the lease was assigned).

15.	Accumulated Other Comprehensive Loss
       The components of accumulated other comprehensive loss are as follows:

			Unrealized
			Gains
		Unrealized	(Losses)	Minimum	Accumulated
	Currency	Gains/(Losses)	on Cash	Pension	Other
	Translation	on Available-for-	Flow	Liability	Comprehensive
	Adjustments (*)	Sale Securities	Hedges	Adjustment	Income/(Loss)

Balance, January 1, 2002	$(5)	$16	$-	$(17)	$(6)
Current period change	4	(10)	7	(15)	(14)

Balance, December 31, 2002	(1)	6	7	(32)	(20)
Current period change	13	(8)	(2)	-	3

Balance, December 31, 2003	12	(2)	5	(32)	(17)
Current period change	9	3	-	(1)	11

Balance, December 31, 2004	$21	$1	$5	$(33)	$(6)

(*)	Assets and liabilities of foreign subsidiaries having non-U.S.-dollar functional currencies are translated at exchange rates at the Consolidated Balance Sheet dates. Revenues and expenses are translated at average exchange rates during the periods presented. The gains or losses resulting from translating foreign currency financial statements into U.S. dollars, net of hedging gains or losses and income taxes, are included in accumulated other comprehensive income. Gains or losses resulting from foreign currency transactions are included in the Consolidated Statements of Income.

All components of accumulated other comprehensive income are net of income taxes except currency translation adjustments, which exclude income taxes related to indefinite investments in foreign subsidiaries.

16.	Stock-Based Compensation

As of December 31, 2004, all employee stock awards (stock options and restricted stock units (“RSUs”)) were granted by Cendant, certain of which will be converted into PHH equity awards upon spin-off (see Note 23—Subsequent Events). The amounts presented in this Note 16 related to stock options and restricted stock units represent those of employees of the entire company.
       Stock Options

Stock options generally have a ten-year term, and those granted prior to 2004 vest ratably over periods ranging from two to five years. Cendant’s policy is to grant options with exercise prices at then-current fair market value. The annual activity of Cendant’s stock option plans under which the Company’s employees were granted options consisted of:

	2004		2003		2002

		Weighted		Weighted		Weighted
	Number	Average	Number	Average	Number	Average
	of	Exercise	of	Exercise	of	Exercise
	Options	Price	Options	Price	Options	Price

	(In millions, except weighted average exercise price)
Balance at beginning of year	16	$16.76	21	$16.08	17	$14.92
Granted at fair market value	-	-	-	-	6	18.89
Exercised	(4)	13.38	(4)	11.46	(1)	10.44
Forfeited	-	-	(1)	21.93	(1)	16.54

Balance at end of year	12	$17.90	16	$16.76	21	$16.08

The table below summarizes information regarding outstanding and exercisable stock options issued to the Company’s employees as of December 31, 2004:

	Outstanding Options			Exercisable Options

		Weighted
		Average	Weighted		Weighted
	Number	Remaining	Average	Number	Average
Range of Exercise	of	Contractual	Exercise	of	Exercise
Prices	Options	Life (Years)	Price	Options	Price

	(In million, except weighted average remaining contractual
	life and weighted average exercise price)
$0.01 to $10.00	1	3.5	$9.46	1	$9.46
$10.01 to $20.00	8	5.1	17.60	8	17.64
$20.01 to $30.00	3	4.1	22.30	3	22.29

	12	4.7	$17.90	12	$17.90

During 2002, Cendant’s Board of Directors accelerated the vesting of certain options previously granted with exercise prices greater than or equal to $15.1875. In connection with such action, approximately 8 million options (with a weighted average exercise price of $19.21), substantially all of which were scheduled to become exercisable by January 2004, became exercisable as of August 27, 2002. In addition, the post-employment exercise period for the modified options was reduced from one year to thirty days. However, if the employee remained employed by Cendant through the date on which the option was originally scheduled to become vested, the post-employment exercise period became one year. Cendant’s senior executive officers were not eligible for this modification. In accordance with the provisions of the FASB Interpretation No. 44, “Accounting for Certain Transactions Involving Stock Compensation (an Interpretation of APB Opinion No. 25),” there was no charge associated with this modification since none of the modified options had intrinsic value because the market price of the underlying Cendant common stock on August 27, 2002 was less than the exercise price of the modified options.

The weighted-average grant-date fair value of Cendant common stock options granted during 2002 was $8.69. The fair values of these stock options are estimated on the dates of grant using the Black-Scholes option-pricing model with the following weighted average assumptions for stock options granted in 2002:

2002

Dividend yield	-
Expected volatility	50.0%
Risk-free interest rate	4.2%
Expected holding period (years)	4.5

Restricted Stock Units

RSUs granted by Cendant to the Company’s employees entitle the employee to receive one share of Cendant common stock upon vesting. RSUs granted in 2003 vest ratably over a four-year term. In 2004, Cendant adopted performance and time vesting criteria for RSU grants. The predetermined performance criteria determine the number of RSUs that will ultimately vest and are based on the growth of Cendant’s earnings and cash flows over the vesting period of the respective award. The number of RSUs that will ultimately vest may range from 0% to 200% of the base award. Vesting occurs over a four year period, but cannot exceed 25% of the base award in each of the three years following the grant date. As of December 31, 2004, the number of outstanding RSUs granted by Cendant to the Company’s employees was approximately 2.7 million with a weighted-average grant-date fair value of $19.94. The Company was allocated compensation expense for such RSUs on a basis consistent with the related vesting period. During 2004 and 2003, the Company recorded pre-tax compensation expense in connection with these RSUs of (i) $4 million and $1 million, respectively, included within general and administrative expenses, and (ii) $3 million and $1 million, respectively, included within discontinued operations in the Company’s Consolidated Statements of Income.

17.	Employee Benefit Plans

Defined Contribution Savings Plan

As of December 31, 2004, Cendant sponsored a defined contribution savings plan that provides certain eligible employees of the Company an opportunity to accumulate funds for retirement. The Company matches the contributions of participating employees on the basis specified by the plan. The Company’s cost for contributions to this plan for continuing operations was $16 million, $16 million and $14 million during 2004, 2003 and 2002, respectively.

Defined Benefit Pension Plan

As of December 31, 2004, Cendant sponsored a domestic non-contributory defined benefit pension plan, which covers certain eligible employees. The majority of the employees participating in this plan are no longer accruing benefits. Additionally, the Company sponsors contributory defined benefit pension plans in certain foreign subsidiaries with participation in the plans at the employees’ option. Under both the domestic and foreign plans, benefits are based on an employee’s years of credited service and a percentage of final average compensation or as otherwise described by the plan. The amounts presented in this Note 17 for the defined benefit pension plan represent those of the entire company. As of December 31, 2004 and 2003, the aggregate projected benefit obligation of this plan was $154 million and $146 million, respectively, and the aggregate fair value of the plan’s assets was $89 million and $80 million, respectively. Accordingly, the plan was underfunded by $65 million and $66 million, respectively, as of December 31, 2004 and 2003 primarily due to the downturn in the financial markets and a decline in interest rates. However, the net pension liability recorded by the Company as of December 31, 2004 and 2003 approximated $65 million, of which approximately $55 million and $52 million at December 31, 2004 and 2003, respectively, represents additional minimum pension liability recorded as a charge to other comprehensive income. The Company’s policy is to contribute amounts sufficient to meet minimum funding requirements as set forth in employee benefit and tax laws plus such additional amounts the Company determines to be appropriate. During 2004, 2003 and 2002, the Company recorded pension expense of $5 million, $6 million and $2 million, respectively.

Other Employee Benefit Plan

The Company also maintains a health and welfare plan. The amounts presented in this Note 17 for the health and welfare plan represent those of the entire company. As of December 31, 2004 and 2003, the related projected benefit obligation, which was fully accrued for in the Company’s Consolidated Balance Sheets, was $5 million. The expense recorded in 2004 was insignificant. During 2003, the Company recorded post-retirement expense of $1 million related to this plan. The expense recorded in 2002 was insignificant.

18.	Financial Instruments

Risk Management

Following is a description of the Company’s risk management policies.

Interest Rate Risk

Mortgage Servicing Rights. The Company’s mortgage servicing rights asset is subject to substantial interest rate risk as the mortgage notes underlying the MSR asset permit the borrower to prepay the loan. Therefore, the value of the MSR asset tends to diminish in periods of declining interest rates (as prepayments increase) and increase in periods of rising interest rates (as prepayments decrease). The Company uses a combination of derivative instruments (including option contracts and interest rate swaps) and other investment securities to offset potential changes in fair value on its MSR asset that could affect reported earnings. These derivatives are designated as freestanding derivatives in 2004 and as either freestanding derivatives or fair value hedging instruments in 2003 and 2002, and recorded at fair value with changes in fair value recorded in earnings. The change in fair value for the hedged portion of the MSR asset in 2003 and 2002 is also recorded in earnings. These amounts are included in Amortization and valuation adjustments related to mortgage servicing rights, net in the Consolidated Statements of Income.

During 2004, 2003 and 2002, the net impact of the Company’s derivative activity related to its MSR asset after giving effect to the offsetting changes in fair value of the MSR asset was a gain of $117 million, $163 million and $115 million, respectively. The 2003 amount consists of gains of $155 million to reflect the ineffective portion of the fair value hedges and gains of $8 million resulting from the component of the derivatives’ fair value excluded from the assessment of effectiveness (as such amount relates to freestanding derivatives). The 2002 amount consists of gains of $48 million to reflect the ineffective portion of the fair value hedges and gains of $67 million resulting from the component of the derivatives’ fair value excluded from the assessment of effectiveness (as such amount relates to freestanding derivatives).

Other Mortgage Related Assets. The Company’s other mortgage-related assets are subject to interest rate risk created by (i) its commitments to finance mortgages to borrowers who have applied for loan funding and (ii) loans held in inventory awaiting sale into the secondary market. The Company uses derivative instruments (including futures, options and forward delivery contracts) to economically hedge its commitments to fund mortgages. Commitments to fund mortgages and related hedges are classified and accounted for as freestanding derivatives. Accordingly, these positions are recorded at fair value with changes in fair value recorded in earnings and generally offset the fair value changes recorded relating to the underlying assets. During 2004, 2003 and 2002, the net impact of these freestanding derivatives was a net gain (loss) of $5 million, ($10) million and $14 million, respectively. Such amounts are recorded within Gain on sale of mortgage loans, net in the Consolidated Statements of Income.

Interest rate and price risk stemming from loans held in inventory awaiting sale into the secondary market (which are classified in the Company’s Consolidated Balance Sheets as Mortgage loans held for sale, net) may be hedged with mortgage forward delivery contracts. These forward delivery contracts fix the forward sales price which will be realized in the secondary market and thereby substantially eliminate the interest rate and price risk to the Company. Such forward delivery contracts are either classified and accounted for as fair value hedges or freestanding derivatives. During 2004 and 2003, the net impact of these derivatives, after giving effect to changes in fair value of the underlying loans, was a gain (loss) of $17 million and ($20) million, respectively (the impact was not material during 2002). Such amounts are recorded within Gain on sale of mortgage loans, net in the Consolidated Statements of Income.

Debt. The debt used to finance much of the Company’s operations is also exposed to interest rate fluctuations. The Company uses various hedging strategies and derivative financial instruments to create a desired mix of fixed and floating rate assets and liabilities. Derivative instruments used in these hedging strategies include swaps and instruments with purchased option features. The derivatives used to manage the risk associated with the Company’s fixed rate debt were designated as fair value hedges and were perfectly effective resulting in no net impact on the Company’s results of operations during 2004, 2003 and 2002, except to create the accrual of interest expense at variable rates. During 2003, the Company terminated certain of its fair value hedges, which resulted in cash gains of $24 million. Such gains are deferred and being recognized over future periods as a component of interest expense. During 2004 and 2003, the Company recorded $5 million and $4 million, respectively, of such amortization.

The derivatives used to manage the risk associated with the Company’s floating rate debt included freestanding derivatives and derivatives designated as cash flow hedges. During 2004, the Company recorded a nominal loss to other comprehensive income. During 2003 and 2002, the Company recorded a net gain (loss) of ($2) million and $7 million, respectively, to other comprehensive income. The amount of gains or losses reclassified from other comprehensive income to earnings resulting from ineffectiveness or from excluding a component of the derivatives’ gain or loss from the effectiveness calculation for cash flow hedges during 2004, 2003 and 2002 was not material. The amount of losses the Company expects to reclassify from other comprehensive income to earnings during the next 12 months is not material. These freestanding derivatives had a nominal impact on the Company’s results of operations in 2004, 2003 and 2002.
       Credit Risk and Exposure

The Company is exposed to counterparty credit risks in the event of nonperformance by counterparties to various agreements and sales transactions. The Company manages such risk by evaluating the financial position and creditworthiness of such counterparties and/or requiring collateral in instances in which financing is provided. The Company mitigates counterparty credit risk associated with its derivative contracts by monitoring the amount for which it is at risk with each counterparty to such contracts, periodically evaluating counterparty creditworthiness and financial position, and where possible, dispersing its risk among multiple counterparties.

As of December 31, 2004, there were no significant concentrations of credit risk with any individual counterparty or groups of counterparties. Concentrations of credit risk associated with receivables are considered minimal due to the Company’s diverse customer base. With the exception of the financing provided to customers of its mortgage business, the Company does not normally require collateral or other security to support credit sales.
       Fair Value

The fair value of financial instruments is generally determined by reference to market values resulting from trading on a national securities exchange or in an over-the-counter market. In cases where quoted market prices are not available, fair value is based on estimates using present value or other valuation techniques, as appropriate. The carrying amounts of Cash and cash equivalents, Restricted cash, Investment securities, Accounts receivable, net and Accounts payable and other accrued liabilities approximate fair value due to the short-term maturities of these assets and liabilities.

The carrying amounts and estimated fair values of all financial instruments at December 31, are as follows:

	2004		2003

	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value

Assets
Cash and cash equivalents	$257	$257	$126	$126
Restricted cash	854	854	655	655
Mortgage loans held for sale, net	1,981	1,988	2,508	2,542
Mortgage servicing rights, net	1,608	1,608	1,641	1,641
Derivatives related to mortgage servicing rights	79	79	316	316
Mortgage-backed securities	47	47	102	102
Derivatives (a)
Foreign exchange forwards	(1)	(1)	(2)	(2)
Commitments to fund mortgages	9	9	18	18
Forward delivery commitments	2	2	-	-
Interest rate and other swaps	18	18	25	25
Option contracts	3	3	5	5

Liabilities
Debt	6,494	6,651	6,842	7,018
Derivatives (a)
Derivatives related to mortgage servicing rights	(19)	(19)	(231)	(231)
Interest rate swaps	(33)	(33)	(27)	(27)
Interest rate and other swaps	(2)	(2)	(10)	(10)
Forward delivery commitments	(6)	(6)	(36)	(36)

(a)	Derivative instruments in gain (loss) positions.

19.	Segment Information

Subsequent to the spin-off from Cendant (see Note 1— Basis of Presentation), the Company conducts its operations through two business segments: mortgage services and fleet management services. The Company’s management began evaluating the operating results of each of our reportable segments based upon Net revenues and Income (loss) from continuing operations before income taxes, and therefore, the segment information presented below has been revised from the presentation in the Company’s consolidated financial statements issued prior to the spin-off.

Year Ended December 31, 2004

		Fleet
	Mortgage	Management
	Services	Services	Other	Total

Net revenues	$788	$203	$-	$991
Income from continuing operations before income taxes	90	54	1	145
Assets of continuing operations	4,769	4,927	319	10,015

Year Ended December 31, 2003

		Fleet
	Mortgage	Management
	Services	Services	Other	Total

Net revenues	$1,197	$178	$-	$1,375
Income (loss) from continuing operations before income taxes	318	40	(5)	353
Assets of continuing operations	5,612	4,449	427	10,488

Year Ended December 31, 2002

		Fleet
	Mortgage	Management
	Services	Services	Other	Total

Net revenues	$553	$183	$-	$736
(Loss) income from continuing operations before income taxes	(33)	47	6	20

The Company’s operations are substantially located in the United States.

20.	Related Party Transactions
       Cendant

In the ordinary course of business, the Company is allocated certain expenses from Cendant for corporate-related functions including executive management, finance, human resources, information technology, legal and facility related expenses. Cendant allocates corporate expenses to subsidiaries conducting ongoing operations based on a percentage of the subsidiaries’ forecasted revenues. Such expenses amounted to $32 million, $36 million and $31 million during 2004, 2003 and 2002, respectively, and are included in Other operating expenses in the Consolidated Statements of Income. During 2004 and 2003, the Company maintained average outstanding borrowings from Cendant of approximately $25 million and $30 million, respectively, all of which had been repaid as of December 31, 2004 and 2003, respectively. The Company could have accessed the public debt market or available credit facilities for such funding; however, Cendant preferred to lower the total cost of funding for the consolidated entity through the use of its available cash and, accordingly, provided such funding to the Company. During 2004 and 2003, interest expense related to such intercompany funding was de minimis. During 2002, the Company incurred interest expense of $9 million related to such intercompany funding. In addition, at December 31, 2004 and 2003, the Company had outstanding balances of $123 million and $361 million, respectively, receivable from Cendant, representing amounts paid by the Company on behalf of Cendant, net of the accumulation of corporate allocations and amounts paid by Cendant on behalf of the Company. Amounts receivable from Cendant are included in Other assets in the Consolidated Balance Sheets.

During both 2004 and 2003, the Company paid Cendant $140 million of cash dividends. During 2004, the Company transferred a subsidiary owned by STARS to a wholly-owned subsidiary of Cendant not within the Company’s ownership structure. The net assets of the subsidiary transferred were $16 million. During 2003, Cendant transferred the mortgage operations (with net assets of $11 million) of a recently acquired real estate brokerage business to the Company in a non-cash financing transaction. During 2002, Cendant made a capital contribution of $125 million to the Company. On December 31, 2002, the Company distributed, in the form of a non-cash dividend of $37 million, its title and appraisal service businesses to a wholly-owned subsidiary of Cendant not within the Company’s ownership structure. Due to the “as if ” pooling basis treatment of STARS (more fully described in Note 1— Basis of Presentation), this non-cash dividend is not presented in the accompanying Consolidated Statements of Stockholders’ Equity.

21.	Contribution of Appraisal Business

As described in Note 1— Basis of Presentation, Cendant’s contribution of STARS to the Company has been treated on an “as if” pooling basis. STARS was a wholly-owned subsidiary of the Company until December 31, 2002, when it was distributed, in the form of a dividend, to a wholly-owned subsidiary of Cendant not within the PHH ownership structure. Accordingly, the results of STARS were included in the Company’s Consolidated Financial Statements originally reported up to the dividend on December 31, 2002. The following summarizes financial data for STARS for the years ended December 31, 2004, 2003 and 2002 which has been included in the Company’s Consolidated Statements of Income, Consolidated Balance Sheets and its mortgage services reporting segment:

	Year Ended December 31,

	2004	2003	2002

Net revenues	$90	$175	$69

Net income	$12	$26	$12

	As of December 31,

	2004	2003

Total assets	$61	$83

Total liabilities	$2	$20

Net revenues and net income of STARS of $69 million and $12 million, respectively, during the year ended December 31, 2002 were included in the Company’s 2004 Annual Report on Form 10-K.
Due to the inclusion of STARS’ financial data for the years ended December 31, 2004, 2003 and 2002, the Company’s Total stockholders’ equity and Net income, as presented herein, differ from the amounts originally reported as follows:

	As	As
	Originally	Presented
	Reported	Herein

Net income for the year ended December 31, 2004	$182	$194

Net income for the year ended December 31, 2003	$284	$310

Total stockholders’ equity on December 31, 2004	$2,161	$2,220

Total stockholders’ equity on December 31, 2003	$2,108	$2,171

Total stockholders’ equity on December 31, 2002	$1,951	$1,988

22.	Selected Quarterly Financial Data — (unaudited)
     Provided below is selected unaudited quarterly financial data for 2004 and 2003.

	2004

	First	Second	Third	Fourth

Net revenues	$220	$292	$245	$234
Income from continuing operations before income taxes	6	65	40	34
Income from continuing operations	3	38	24	11
Net income	23	72	62	37

Basic earnings per share:
Income from continuing operations	$0.06	$0.72	$0.47	$0.20
Net income	0.44	1.36	1.19	0.70

Diluted earnings per share:
Income from continuing operations	$0.06	$0.71	$0.47	$0.20
Net income	0.44	1.34	1.18	0.70

	2003

	First	Second	Third	Fourth

Net revenues	$372	$353	$365	$285
Income from continuing operations before income taxes	118	83	94	58
Income from continuing operations	70	49	55	38
Net income	87	77	88	58

Basic earnings per share:
Income from continuing operations	$1.34	$0.91	$1.06	$0.70
Net income	1.65	1.46	1.68	1.09

Diluted earnings per share:
Income from continuing operations	$1.33	$.90	$1.04	$0.70
Net income	1.64	1.44	1.66	1.08

23.	Subsequent Events
       Spin-Off from Cendant

On January 31, 2005, Cendant approved the distribution of 52.7 million shares of the Company’s common stock held by Cendant to the holders of Cendant common stock on January 19, 2005, the record date for the distribution (the “Spin-Off”).

In connection with and prior to the Spin-Off, the Company underwent an internal reorganization after which it continued to own Cendant Mortgage Corporation (subsequently renamed PHH Mortgage Corporation (“PHH Mortgage”)), PHH Vehicle Management Services, LLC and its other subsidiaries that engage in the mortgage and fleet management services businesses. Pursuant to this internal reorganization, Cendant Mobility Services Corporation (“Cendant Mobility”), Wright Express LLC and other subsidiaries that engaged in the relocation and fuel card businesses were separated from the Company and distributed to Cendant. In addition, in January 2005, Cendant contributed its appraisal services business to the Company.

The Company believes that the internal reorganization will likely result in an impairment to its goodwill in the first quarter of 2005. Although the Company has not yet completed its final analysis, the Company expects, based upon available information, this impairment will be in the range of $225 million to $250 million.

In connection with the Spin-Off, the Company has entered into various agreements with Cendant, including (i) a mortgage venture (and related agreements) for the purpose of originating and selling mortgage loans primarily sourced through Cendant’s owned residential real estate brokerage, NRT Incorporated, and Cendant Mobility, which is expected to commence operations in 2005 and which will be consolidated within the Company’s results of operations; (ii) a strategic relationship agreement whereby Cendant and the Company have agreed on non-competition, indemnification and exclusivity arrangements; (iii) a separation agreement that requires the exchange of information with Cendant and other provisions regarding the Company’s separation from Cendant; (iv) a tax sharing agreement governing the allocation of liability for taxes between Cendant and the Company, indemnification for liability for taxes and responsibility for preparing and filing tax returns and defending tax contests, as well as other tax-related matters and (v) a transition services agreement governing certain continuing arrangements between the Company and Cendant so as to provide for an orderly transition of the Company becoming an independent publicly-traded company.

The tax sharing agreement contains certain provisions relating to the treatment of the ultimate settlement of Cendant tax contingencies that relate to audit adjustments due to taxing authorities review of prior income tax returns and any effects of the current year filing of income tax returns. As a result of the resolution of these matters, the Company’s tax basis in certain assets may be adjusted in the future, in addition to, in certain circumstances, being required to remit any tax benefits ultimately realized by the Company to Cendant.
       Redemption of Private Placement Notes

On February 9, 2005, the Company redeemed its $443 million aggregate principal amount outstanding of private placement notes for $497 million in cash, including accrued and unpaid interest and a premium.
       Debt Issuances

In February 2005, the Company issued $252 million of commercial paper and borrowed $150 million against its revolving credit facility to fund a portion of its February 9, 2005 redemption of its $443 million aggregate principal amount outstanding of private placement notes.
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